UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2012

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Codexis, Inc. (the “Company”) held its Annual Meeting of Stockholders on June 6, 2012 in Redwood City, California. The results of the matters voted on by the Company’s stockholders are set forth immediately below.

Proposal 1

To elect one (1) Class II Director to the Company’s Board of Directors to hold office for a three-year term expiring at the 2015 Annual Meeting of Stockholders or until his successor is duly elected and qualified or his earlier resignation or removal:

	Number of Votes
Name of Nominee	For	Withheld	Broker Non-Votes
Bernard J. Kelley	18,152,874	2,150,460	9,354,194

Proposal 2

To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012:

Number of Votes
For	Against	Abstain
28,460,505	169,313	1,027,710

Item 8.01.	Other Events.

On June 1, 2012, the Company received a notice from Equilon Enterprises LLC d.b.a. Shell Oil Products US (“Shell US”) and Shell Chemicals Canada Limited (“Shell Canada,” and collectively with Shell US, “Shell”) that Shell will terminate the research term under the Collaborative Research and License Agreement, dated July 10, 2009, by and among the Company, Iogen Energy Corporation (“Iogen”) and Shell (the “Shell-Iogen Agreement”), such termination to be effective June 30, 2012. Shell and Iogen previously announced on April 30, 2012 that Iogen was refocusing its strategy and activities, which would lead to a smaller development program at Iogen and a loss of 150 jobs at Iogen.

Under the Shell-Iogen Agreement, the Company agreed to collaborate with Iogen and Shell to develop technology relating to the conversion of cellulosic biomass to ethanol. The termination of the research term will end ongoing research and development under this three-way collaboration, but the Shell-Iogen Agreement will otherwise remain in effect. The Company does not receive any research funding under the Shell-Iogen Agreement. All of the Company’s funding from Shell for its second generation biofuels research activities comes from a separate two-way Amended and Restated Collaborative Research Agreement between Shell US and the Company that continues in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2012

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and
Secretary